Exhibit 99.1

          LION Announces Certified Election Contest Results

          Results Confirm Re-Election of Incumbent Directors


    SEATTLE--(BUSINESS WIRE)--June 27, 2007--LION, Inc. (OTCBB:LINN), a provider of online lead generation and advanced business solutions that streamline the mortgage loan fulfillment process, today announced that the independent Inspectors of Election, representatives of IVS Associates, Inc., have issued their final Inspectors of Election report with respect to the 2007 Annual Meeting of Shareowners held on June 20, 2007.

    The certified vote tally confirmed the preliminary results showing that all six incumbent directors were re-elected to the Board of Directors. The certified vote count also showed that shareowners ratified the appointment of Grant Thornton LLP as LION's independent registered public accounting firm.

    The final tabulation of the voting results will be disclosed in our next quarterly report on Form 10-QSB filed with the Securities and Exchange Commission.

    About LION, Inc.

    LION, Inc. is a provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2.5 trillion mortgage industry. From Leads to Loans to Capital Markets, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communication tools. LION's business to consumer Internet portal, Mortgage101.com, provides consumers with access to LION's extensive proprietary network of mortgage brokers, realtors and lenders. Through its subsidiary, Tuttle Risk Management Services LLC, LION provides hands-on mortgage pipeline risk management for financial institutions that originate and then sell loans into the secondary market. LION has offices in Washington, California and Colorado and has been named by Deloitte & Touche LLP as one of the 50 fastest growing technology companies in the State of Washington for the last 3 years. For more information about LION, please visit www.lioninc.com.


    CONTACT: LION, Inc.
             Interim CEO
             Dave Stedman, 800-546-6463